Exhibit 10.1

RANGE RESOURCES CORPORATION

EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

TABLE OF CONTENTS

ARTICLE I — DEFINITIONS	1
1.1 Definitions	1

ARTICLE II — PURPOSE OF THE PLAN	6
2.1 Purpose	6

ARTICLE III — SEVERANCE BENEFITS	6
3.1 Severance Benefits	6
3.2 Acceleration of Equity Awards	7
3.3 Release	8
3.4 Voluntary Termination; Termination for Cause; Disability; Death	9
3.5 Form of Benefit	10
3.6 Gross-Up for Certain Taxes	10
3.7 Employment by Buyer	12
3.8 Termination in Anticipation of Change in Control	12

ARTICLE IV — CLAIMS PROCEDURE	12
4.1 Claims That Do Not Involve a Determination of Disability	12
4.2 Claims Involving a Determination of Disability	14
4.3 Arbitration	15

ARTICLE V — FUNDING OF THE PLAN	17
5.1 Source of Benefits	17

ARTICLE VI — ADMINISTRATION OF THE PLAN	17
6.1 Plan Administration and Interpretation	17
6.2 Powers, Duties and Procedures, Etc	18
6.3 Information	18
6.4 Indemnification of Plan Administrator	18

ARTICLE VII — AMENDMENT AND TERMINATION OF THE PLAN	18
7.1 Right to Amend	18
7.2 Plan Term	19
7.3 Effect of Termination	19

ARTICLE VIII — MISCELLANEOUS PROVISIONS	19
8.1 Nondisparagement	19
8.2 No Guarantee of Employment	19
8.3 Payments to Minors and Incompetents	20
8.4 No Vested Right to Benefits	20
8.5 Non-alienation of Benefits	20
8.6 Jurisdiction	20
8.7 Severability	20
8.8 Withholding	20
8.9 Overpayment	21
8.10 Successors	21

RANGE RESOURCES CORPORATION

EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

ARTICLE I

DEFINITIONS

1.1	Definitions. Unless otherwise required by context, the capitalized terms used herein shall have the meaning set forth below.

(a)	“Acquiring Person” means (i) any Person other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company and (ii) all members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934) of which any Person described in clause (i) is a member with respect to the Employer’s securities.

(b)	“Base Salary” means the Employee’s annual gross rate of pay including vacation and holiday pay, sick leave compensation, and amounts reduced from the Employee’s compensation and contributed on the Employee’s behalf as deferrals under any qualified or non-qualified employee benefit plans sponsored by the Employer (i) in effect immediately prior to an Involuntary Termination of Employment, or (ii) if greater, in effect immediately prior to a Change in Control. Base Salary shall not include bonus, incentive pay, overtime pay, auto or travel allowance, or any other benefits and special allowances (other than amounts specified in the preceding sentence) for which the Employee is eligible.

(c)	“Beneficiary” means the individual or other legal entity designated by the Eligible Employee in the manner and form approved by the Plan Administrator, or, if there is no such designation the Eligible Employee’s spouse, or, if a Beneficiary does not survive the Eligible Employee, the Eligible Employee’s estate.

(d)	“Board” means the Board of Directors of the Employer.

(e)	“Bonus” means the average of the annual bonus awards paid or awarded (in cash or equity securities (which shall be valued based on the fair market value of the securities on the date of grant without regard to any discount for risk of forfeiture)) to the Employee for the three fiscal years (or fewer, to the extent the Employee was not an Employee or was not eligible to participate in the Employer’s annual incentive award program in all three fiscal years) ending immediately prior to the fiscal year (i) in which an Involuntary Termination of Employment occurs or, if greater, (ii) in which a Change in Control occurs or, if bonuses for the most recent fiscal year have not been paid or awarded for such

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	1

fiscal year as of the date of the Involuntary Termination of Employment or Change in Control, as applicable, the bonus for the three prior fiscal years.

(f)	“Cause” means (i) an act or acts of dishonesty by an Eligible Employee constituting a felony under applicable law, and/or (ii) any act resulting or intending to result directly or indirectly in gain to or personal enrichment of the Eligible Employee at the Employer’s expense. Notwithstanding the foregoing, the Eligible Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Eligible Employee a copy of a resolution finding that in the good faith opinion of the Board the Eligible Employee was guilty of conduct constituting Cause as provided in clause (i) or (ii) above, which resolution shall have been duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held (after reasonable notice and opportunity for the Eligible Employee, together with counsel, to be heard before the Board) for the purpose of considering whether Cause exists. If an Employee disagrees with a Board determination that Cause exists with respect to such Employee, the Employee may file a claim pursuant to Article IV within 30 days after Employee’s receipt of the resolution of the Board finding that Cause exists.

(g)	“Change in Control” means the occurrence of any of the following events:

(i)	Any Acquiring Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding Voting Securities of the Company (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, or (B) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) of this Section 1.1(g);

(ii)	A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

(iii)	The stockholders of the Company approve a reorganization, merger or consolidation or sale or other disposition (in one or a series of related transactions) of all or substantially all of the assets of the Company or an acquisition of assets of another corporation which is consummated (a “Business Combination”) (or, if no such approval is required, the consummation of such a Business Combination), in each case, unless, immediately following such Business Combination, (A) individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, upon consummation of such

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	2

Business Combination, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding Voting Securities of such corporation except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (or, if no such approval is required, the consummation of such a liquidation or dissolution); or

(v)	A public announcement or commencement is made of a tender or exchange offer by any Acquiring Person for, or upon completion of which any Acquiring Person would beneficially own, 50% or more of the outstanding Voting Securities of the Company, and the Board approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; provided that, within one year after the occurrence of such event, an event described in clauses (i), (ii), (iii) or (iv) of this Section 1.1(g) shall have occurred (in which case a Change in Control shall be deemed to have occurred on the date of the occurrence of the event described above in this clause (v)).

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company” means Range Resources Corporation.

(j)	“Disability” means (i) if the Employee is eligible to receive benefits under a long-term disability plan sponsored by the Employer, the definition of total and permanent disability, or similar term, under such long-term disability plan, or (ii)if the Employee is not eligible to receive benefits pursuant to a long-term disability plan sponsored by the Employer, the determination by the Plan Administrator that the Employee is not able, due to a physical or mental

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	3

condition, to perform the essential functions of the Employee’s job, with or without accommodation, for any period of 180 consecutive days whereby the return of the Employee to his duties for an aggregate of 15 days or less during the 180-day period shall not interrupt such 180 day period.

(k)	“Eligible Employee” means each Employee who is designated by, and in the sole discretion of, the Plan Administrator as a member of a select group of management or a highly compensated Employee and as eligible to receive the severance benefits available under the Plan and who executes and returns to the Plan Administrator a participation agreement setting forth the Eligible Employee’s benefit multiple and pursuant to which the Eligible Employee agrees to be subject to the terms of the Plan.

(l)	“Employee” means any individual who is employed by the Employer.

(m)	“Employer” means (i) the Company, (ii) any successor to the Company by reorganization, merger or other consolidation or by acquisition of assets of the Company, in any case described in this clause (ii) upon and following a Change in Control, and (iii) all successors to such Persons described in the foregoing clause (ii).

(n)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)	“Good Reason” means any of the following:

(i)	the assignment to Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, powers, functions, duties or responsibilities as held by the Employee immediately prior to the Change in Control, as same may have been modified upon or after the Change in Control with the Employee’s written consent, or any other action by the Employer which results in a material diminution in such position, authority, powers, functions, duties or responsibilities;

(ii)	a reduction in the Employee’s Base Salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement;

(iii)	failure to provide to Employee eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities for compensation which are at least substantially equivalent to the opportunities afforded by the Employer to its Employees of substantially comparable title and responsibility;

(iv)	failure to provide to Employee employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites substantially equivalent to the employee benefits and perquisites provided by the Employer to its Employees of substantially comparable title and responsibility; or

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	4

(v)	a change, without the Employee’s consent, in the location of the Employee’s principal place of employment by the Employer by more than thirty (30) miles from the location where the Employee was principally employed prior to such change.

If the Employee believes that an event constituting Good Reason has occurred, the Employee shall notify the Plan Administrator of that belief, which notice shall set forth the basis for that belief. The Plan Administrator shall have ten (10) days after receipt of such notice in which to either rectify such event to the Employee’s reasonable satisfaction, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Plan Administrator does not take any of such actions within such ten (10)-day period, the Employee may terminate the Employee’s employment for Good Reason immediately at the end of the ten (10)-day period by giving written notice to the Employer, which termination will be an Involuntary Termination of Employment effective immediately prior to the date the event constituting Good Reason occurred. If the Plan Administrator determines that Good Reason does or does not exist, then the Plan Administrator shall provide written notice of such determination to the Employee within 5 days after the Plan Administrator’s determination. If the Plan Administrator determines that Good Reason does not exist, then (i) subject to Section 4.1, the Employee shall not be entitled to rely on or assert such event as constituting Good Reason and (ii) the Employee may file a claim pursuant to Article IV within 30 days after Employee’s receipt or written notice of the Plan Administrator’s determination.

(p)	“Involuntary Termination of Employment” means with respect to any Eligible Employee, a termination of employment with the Employer other than (i) a voluntary termination of or resignation from employment by such Eligible Employee other than for Good Reason, (ii) a termination of employment by Employer for Cause and (iii) any termination of employment on account of Disability or death.

(q)	“Person” means any individual, group, partnership, limited liability company, corporation, association, trust, or other entity or organization.

(r)	“Plan” means the Range Resources Corporation Executive Change in Control Severance Benefit Plan, as amended from time to time.

(s)	“Plan Administrator” means the committee or individual appointed by the Board to administer the Plan, which may include the entire Board. The Compensation Committee of the Board initially shall serve as the Plan Administrator.

(t)	“Protection Period” means the period beginning with the occurrence of a Change in Control and ending on the last day of the twelfth (12th) full calendar month following the calendar month in which the Change in Control occurred; provided, however, if the Change in Control is deemed to have occurred (i) pursuant to clause (iii) of Section 1.1(g) as a result of stockholder approval of a Business Combination, the Protection Period shall mean the period beginning on the date

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	5

the stockholders approve a Business Combination and ending as of the last day of the twelfth (12th) full calendar month following the consummation of the Business Combination, or (ii) pursuant to clause (v) of Section 1.1(g), the Protection Period shall mean the period beginning with the earlier of public announcement or commencement of such tender or exchange offer and ending on the last day of the twelfth (12th) full calendar month following the occurrence of an event referred to in the proviso of clause (v) of Section 1.1(g).

(u)	“Subsidiary” means any corporation or other entity of which a majority of the combined voting power of the outstanding Voting Securities is owned, directly or indirectly, by the Company.

(v)	“Voting Securities” means with respect to any Person any securities or interests that vote generally in the election of directors, in the admission of general partners or members, or in the selection of any other similar governing body of such Person.

ARTICLE II

PURPOSE OF THE PLAN

2.1	Purpose. The purpose of the Plan is to provide for the payment of severance benefits to Eligible Employees due to an Involuntary Termination of Employment within the Protection Period.

ARTICLE III

SEVERANCE BENEFITS

3.1	Severance Benefits. Any Eligible Employee who incurs an Involuntary Termination of Employment during the Protection Period subject to the limitations contained in this Plan, shall receive the following severance benefits.

(a)	Severance Payments. Severance payments in an amount equal to the product of (i) the benefit multiple set forth in the participation agreement delivered to you by the Plan Administrator multiplied by (ii) the sum of Base Salary plus Bonus.

(b)	Welfare Benefit Insurance Continuation. For a period equal to one year multiplied by the benefit multiple set forth in the participation agreement delivered to you by the Plan Administrator from the date of the Employee’s Involuntary Termination of Employment, the Eligible Employee shall continue to participate in any medical, dental, life and disability insurance, and any other insurance arrangement for the continued benefit of the Eligible Employee (and, if applicable, the Eligible Employee’s spouse and minor children) in which such

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	6

person(s) were participating immediately prior to (i) the date of the Involuntary Termination of Employment or (ii) if greater, the Change in Control; provided, that, the continued participation of such person(s) is possible under the general terms and provisions of such plans and arrangements and if such continued participation is barred then the Employer shall arrange to provide such person(s) with coverage substantially similar to that which such person(s) would otherwise been entitled to receive under such plans and arrangements from which such person’s or persons’ continued participation is barred; provided further, however, that in either case the Eligible Employee pays to the Employer an amount equal to the premiums, or portion thereof, that the Eligible Employee was required to pay to maintain such coverage for such person(s) prior to the Involuntary Termination of Employment; and provided, further, that any coverage provided pursuant to this Section 3.1(b) shall be limited and reduced to the extent such coverage is otherwise provided by (or available from or under) any other employer of the Eligible Employee or the Eligible Employee’s spouse, or Social Security, Medicare, Medicaid or any similar or substitute arrangements available to such person(s) to the extent participation in such arrangement results in no greater out-of-pocket cost to the Eligible Employee than coverage under the Employer’s arrangements pursuant to this Section 3.1(b).

3.2	Acceleration of Equity Awards.

(a)	Notwithstanding anything to the contrary in any applicable equity award agreement or other plan or arrangement maintained or sponsored by the Employer and regardless of whether an Involuntary Termination of Employment occurs, upon the occurrence of a Change in Control, any outstanding equity-based compensation awards granted to the Eligible Employee by the Employer prior to the Change in Control and outstanding as of the effective time of the Change in Control shall become immediately fully vested and/or exercisable and shall no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements.

(b)	Any outstanding equity-based award that vests pursuant to Section 3.2(a) and that provides for exercise by the Eligible Employee will be exercisable following an Involuntary Termination of Employment or any termination with the Employer due to death or Disability on or after a Change in Control for the lesser of (i) the remaining term of the award or (ii) one (1) year following the latest to occur of (A) such termination of employment, (B) in the event of a termination of employment in anticipation of a Change in Control pursuant to Section 3.8, the actual occurrence of or consummation of such Change in Control, (C) in the event of a Change in Control pursuant to clause (iii) of Section 1.1(g) as a result of stockholder approval of a Business Combination, consummation of such Business Combination or (D) in the event of a Change in Control pursuant to clause (v) of Section 1.1(g), the occurrence of an event referred to in the proviso of clause (v) of Section 1.1(g), after which time the award will terminate and no longer be exercisable. Following a termination of employment that is not an Involuntary

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	7

Termination of Employment or a termination due to death or Disability, other than a termination by the Employer for Cause, any outstanding equity-based award that vests pursuant to Section 3.2(a) and that provides for exercise by the Eligible Employee will be exercisable for the lesser of (1) the remaining term of the award or (2) thirty (30) days following such termination of employment after which time the award will terminate and no longer be exercisable. Upon a termination of employment by the Employer for Cause, any such awards will terminate and no longer be exercisable at the time of a determination that Cause exists; provided, however, that if, following the review of a Cause determination submitted to the Plan Administrator pursuant to Article IV (including the arbitration provisions thereof) it is determined that Cause did not exist, such award will be exercisable for the lesser of a) the remaining term of the award or b) one (1) year following the determination that Cause did not exist.

3.3	Release.

(a)	Each Employee, on behalf of himself, his family, attorneys, heirs, estate, agents, executors, representatives, administrators and each of their respective successors and assigns (together the “Employee Parties”), shall in connection with the delivery of payments due hereunder execute and deliver to Employer a release which will generally release and forever discharge the Employer, and its predecessors, successors, assigns, parents, subsidiaries and affiliates and each of the foregoing entities’ respective past, present and future shareholders, directors, officers, employees, agents, representatives, principals, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs, and any person acting by, through, under or in concert with any of the foregoing entities) (together the “Employer Parties”) from any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action (collectively “Claims”), known or unknown of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the lapse of the revocation period relating to the release as specified in Section 3.3(b) below. This release includes but is not limited to any Claims against any of the Employer Parties based on, relating to or arising under wrongful discharge, retaliation, breach of contract (whether oral or written), tort, fraud, defamation, slander, breach of privacy, violation of public policy, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, ERISA, or any other federal, common, state or local law relating to employment (or unemployment), the payment of wages, salary or other compensation, civil or human rights, or discrimination in employment (based on age or any other factor) in all cases arising out of or relating to the Employee’s employment by the Employer or any subsidiary thereof or the termination of such employment; provided, however, that this release will not limit or release (i) the Employee’s rights under the Plan, (ii) the Employee’s rights to indemnification from the Employer in respect of his services as a

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	8

director, officer or employee of the Employer or any of its subsidiaries as provided by law, any indemnification agreements to which the Employee and the Employer or any of its subsidiaries are parties, or the certificates of incorporation or by-laws (or like constitutive documents) of the Employer or any subsidiary thereof, (iii) the Employee’s entitlement, if any, to continued medical and dental insurance coverage under and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or (iv) any rights of the Employee under the Employer’s 401(k) plan and any other qualified retirement plan, if any. The Employee, on behalf of himself and the Employee Parties, hereby agrees to covenant, in connection with the delivery of consideration due pursuant to the Plan, to forever not to assert, file, prosecute, commence, or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Employer Parties in connection with any Claims released as contemplated herein, and agrees to represent and warrant in connection with the delivery of consideration due pursuant to the Plan that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his behalf, and that if such a proceeding is initiated, the Employee shall accept no benefit therefrom.

(b)	With respect to Employee’s agreement to release any claims for violations or alleged violations of the Age Discrimination in Employment Act, as amended, Employee acknowledges that the release contemplated herein is designed in a manner calculated to be understood by him, that he understands the release, that he will not waive any rights or claims that may arise after the revocation period (related to the release) lapses, that he will waive any rights or claims only in exchange for consideration in addition to anything of value to which he is already entitled, that he is advised to consult with an attorney prior to executing the release, that he will have a period of at least forty-five (45) days within which to consider the release and, if applicable, the statistical and other information provided to the Employee, and that he will have a period of at least seven (7) days following the execution of the release within which to revoke the release. Employee also agrees that within seven (7) days from the execution of the release, Employee shall sign a reaffirmation of the release, at which time the release shall become final and effective. Otherwise, the release shall not become final and effective, but will instead become null and void, with no further action required of either party. Employee shall not be entitled to any payments due pursuant to this Plan until after the Employer receives from Employee a properly executed release and reaffirmation agreement.

3.4	Voluntary Termination; Termination for Cause; Disability; Death. Notwithstanding any other provision in the Plan to the contrary, any Eligible Employee who voluntarily terminates or resigns from employment with the Employer, other than for Good Reason, any Eligible Employee whose employment is terminated by the Employer for Cause, and any Eligible Employee whose employment terminates on account of Disability or death shall receive no severance benefits under the Plan. The Plan Administrator shall have absolute discretion, exercised in good faith to determine whether an event constituting

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	9

Cause or Good Reason exists, in accordance with Sections 1.1(f) and 1.1(o), or whether a Disability has occurred. If the Plan Administrator determines in good faith that an Eligible Employee has voluntarily terminated or resigned for other than Good Reason, has been terminated for Cause or has terminated employment on account of death or Disability, such Eligible Employee shall not receive any severance benefits under the Plan. If the Plan Administrator determines that an Eligible Employee voluntarily terminated or resigned employment with the Employer, other than for Good Reason, has been terminated for Cause or terminated employment on account of death or Disability, any benefits previously paid to the Eligible Employee pursuant to Section 3.1 and Section 3.6 are due and payable by the Eligible Employee to the Employer.

3.5	Form of Benefit. Benefits payable under Section 3.1(a) shall be paid in a lump sum benefit payable as soon as administratively practicable following the Eligible Employee’s Involuntary Termination of Employment; provided, however, no amounts will be payable to an Eligible Employee at any time prior to six (6) months from the Eligible Employee’s Involuntary Termination of Employment if such payment will violate the limitations of section 409A of the Code.

3.6	Gross-Up for Certain Taxes. In the event that any payments to an Eligible Employee pursuant to this Plan or any payments received by the Eligible Employee or paid by the Employer on the Eligible Employee’s behalf that are treated as contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (but only if such payment or other benefit is in connection with the Eligible Employee’s employment relationship with the Employer) (the amount of all such payments, collectively, the “Total Value”) shall result in the Eligible Employee becoming liable for the payment of any excise taxes pursuant to section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Excise Tax”), the Eligible Employee shall be entitled to an additional payment equal to the amount of any Excise Taxes payable by the Eligible Employee pursuant to section 4999 of the Code as a result of such payments plus all federal, state and local taxes applicable to the Employer’s payment of such Excise Taxes, including any additional taxes due under section 4999 of the Code with respect to payments made pursuant to this provision. Calculations for these purposes shall assume the highest marginal rate applicable at the time of calculation. The intent of this Section is to provide that the Employer shall pay the Eligible Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee after deduction (a) of any Excise Tax imposed on the Total Value and (b) of any Excise Tax, federal, state or local income, payroll, and/or other taxes, imposed on the Gross-Up Payment, shall equal the Total Value.

If the Eligible Employee determines that the Eligible Employee is liable for an Excise Tax with respect to a payment or other benefit, the Eligible Employee must promptly so notify the Employer in writing. Upon receipt of such notice from the Eligible Employee, the Employer must, within twenty (20) days thereafter, either (i) notify the Eligible Employee, in writing, that the Employer agrees with the Eligible Employee’s determination of Excise Tax liability, in which case the Employer shall become obligated to immediately pay to the Eligible Employee the Gross-Up Payment, or (ii) submit to the Eligible Employee an opinion, prepared by counsel of the Employer’s choice which

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	10

counsel is reasonably satisfactory to the Eligible Employee, that the Eligible Employee is not liable for the Excise Tax (the “Tax Opinion”).

If the Tax Opinion is provided to the Eligible Employee and the Eligible Employee chooses not to contest the assessment, at any later time, by the Internal Revenue Service (“IRS”) of the Excise Tax, the Employer shall be relieved of its obligation to make the Gross-Up Payment specified hereunder. If the Eligible Employee chooses to contest the assessment, at any later time, by the IRS of the Excise Tax after receipt of the Tax Opinion, the Eligible Employee may do so with counsel of the Eligible Employee’s choice that is reasonably satisfactory to the Employer and the reasonable legal fees and expenses of such contest shall be paid by the Employer, on a monthly basis, subject to the Employer’s receipt of proper documentation therefore. If the Excise Tax is contested, with counsel reasonably satisfactory to the Employer, then the Employer shall pay to the Eligible Employee the Gross-Up Payment upon the earlier of ten (10) days after (A) the entry of a final judgment, decree, or other order by a court of competent jurisdiction that the Eligible Employee is liable for the Excise Tax, or (B) a mutual determination of the Eligible Employee and the Employer not to proceed further with the contest; provided, however, such payment will not be paid prior to the date that is six (6) months after the Employee’s Involuntary Termination of Employment if such payment will violate section 409A of the Code. The Employer also shall reimburse the Eligible Employee at that time for any penalties and interest attributable to any delay in payment of the Excise Tax that results from a decision by the Eligible Employee not to pay the Excise Tax liability based upon the Tax Opinion or a decision by the Employer not to pay the Excise Tax due to the Tax Opinion.

If the IRS notifies the Eligible Employee in writing that the Excise Tax will or may be assessed against the Eligible Employee, if the Employer provides the Eligible Employee with the Tax Opinion specified herein, and if the Eligible Employee chooses to contest the assertion of the Excise Tax, then the Employer shall, provided counsel for the Employer determines such action does not violate applicable law, obtain and deliver to the Eligible Employee an irrevocable standby letter of credit (the “Letter of Credit”) (provided such Letter of Credit does not jeopardize the “unfunded” status of the Plan or violate the limitations of section 409A of the Code) issued by a bank acceptable to the Eligible Employee and the Employer in an amount equal to the amount of the Employer’s potential payment obligation herein including penalties and interest, computed as if the Excise Tax were paid to the IRS on the date the Letter of Credit was obtained. Immediately upon the earlier of (1) a determination letter (within the meaning of section 1313 of the Code) that the Eligible Employee is not liable for the Excise Tax, or (2) the Employer’s payment to the Eligible Employee of the full amount of its obligation herein, the Eligible Employee shall mark the Letter of Credit “canceled” and return it to the Employer. In lieu of such a Letter of Credit, the Employer may choose to secure its obligations hereunder by establishing an appropriate escrow account with terms reasonably satisfactory to the Eligible Employee, provided counsel for the Employer determines such action does not violate applicable law, and by depositing therein the same amount as would be required for the Letter of Credit. The obligations contained in this Section shall survive the termination or expiration of the Eligible Employee’s employment with the Employer and shall be fully enforceable thereafter.

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	11

3.7	Employment by Buyer. Notwithstanding the foregoing provisions of this Article III, if (a) there shall be a sale or disposition of all or substantially all the assets of the Company or a reorganization, merger or consolidation to which the Company is a party and is not a surviving corporation, (b) such transaction constitutes a Change in Control and (c) an Eligible Employee is offered employment (on terms that would not give rise to Good Reason if such employment was with the Employer) with the purchaser or Person into which the Company is merged or consolidated, as applicable, or any of its affiliates (“Buyer”) upon consummation of such transaction, then Eligible Employee shall not be entitled to the severance compensation as provided in Section 3.1 as a result of such transaction. In any such event, however, Eligible Employee shall be entitled to such severance compensation as provided in Section 3.1 if, within 12 months after such Change in Control, either (i) such Eligible Employee’s employment with the Buyer shall be terminated by the Buyer other than on account of Cause or such Eligible Employee’s death or Disability, or (ii) such Eligible Employee shall voluntarily terminate or resign from employment with the Buyer for Good Reason. For purposes of this paragraph, the time of a termination of employment or resignation, and the definitions of “Disability,” “Cause” and “Good Reason” shall be construed with reference to the Buyer instead of with reference to the Company.

3.8	Termination in Anticipation of Change in Control. If an Eligible Employee’s employment is terminated pursuant to an Involuntary Termination of Employment prior to a Change in Control and such Eligible Employee reasonably demonstrates to the Plan Administrator that such termination, or act or event giving rise to Good Reason, (a) was at the request of a Person who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (b) otherwise occurred in connection with, or in anticipation of, a Change in Control , and in the case of either clause (a) or clause (b), a Change in Control actually occurs, then for all purposes hereof, a Change in Control shall be deemed to have occurred and the date of a Change in Control with respect to the employment shall mean the date immediately prior to the termination date. Any claim by an Eligible Employee that an Involuntary Termination of Employment occurred in connection with or in anticipation of a Change in Control shall be submitted to the Plan Administrator pursuant to Article IV. If, following the review of such claim (including the arbitration provisions of Article IV), it is determined that an Involuntary Termination of Employment occurred in connection with or in anticipation of a Change in Control, then the date of such determination shall be deemed to be the date of termination of employment for purposes of Section 3.2(b)(ii)(A).

ARTICLE IV

CLAIMS PROCEDURE

4.1	Claims That Do Not Involve a Determination of Disability. This Section 4.1 sets forth the procedures governing claims for benefits under the Plan other than any claim for benefits where the Plan Administrator makes a determination of a Disability described in

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	12

Section 1.1(j)(ii). Claims for benefits by an Eligible Employee or a Beneficiary (a “Claimant”) must be in writing and mailed or delivered to the Plan Administrator.

(a)	Notice of Benefit Determination. Within a reasonable period of time, but not more than ten (10) days after receipt of a claim, a decision will be made thereon, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within ten (10) days of the date the claim was filed stating the specific circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than forty (40) days from the date the claim was filed. If no notice of denial is provided as described herein, the Claimant may appeal as though the claim had been denied.

If the Plan Administrator denies a claim for benefits under the Plan in whole or in part, he or she will give written notice thereof to the Claimant, setting forth in a manner calculated to be understood by the Claimant (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional materials or information necessary for the Claimant to perfect the claim, (iv) an explanation of why such material or information is necessary, (v) how and when to appeal the decision, and (vi) the right of the Claimant to submit a claim to binding arbitration, pursuant to Section 4.3, after completing the appeal process described below.

Such notice also will explain that, upon written request mailed or delivered to the Plan Administrator within sixty (60) days after such denial, Claimant may have a full and fair review by the Plan Administrator of the decision denying the claim.

(b)	Full and Fair Review of Adverse Benefit Determination. Such review will be conducted by the Plan Administrator in a hearing at his or her office at such time as he or she designates. The Plan Administrator will give written notice of such place and time to the Claimant a reasonable time before the hearing. At the hearing, the Claimant may present evidence, examine the evidence against the Claimant, review pertinent documents, submit issues, comments, documents, records or other information to support the Claimant’s rights to benefits (without regard to whether such information was submitted or considered in the initial claim), and make arguments, all in person, in writing, by counsel or any combination thereof. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The Plan Administrator may apply such reasonable rules of evidence as he deems appropriate.

(c)	Notice of Benefit Determination on Review. Within a reasonable time after the hearing, not later than ten (10) days after the Plan Administrator receives the request for review (unless, due to unusual circumstances this period is extended by up to thirty (30) additional days if the Claimant is given notice of the extension before the initial ten (10) days has expired), the Plan Administrator will make a decision and give the Claimant written notice thereof, setting forth (i) the specific

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	13

reasons for the decision, written in a manner calculated to be understood by the Claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and (iv) a statement about the Claimant’s right to submit a claim to arbitration pursuant to Section 4.3 below. The Plan Administrator has discretion to make the decision; therefore the decision of the Plan Administrator shall be final and binding.

4.2	Claims Involving a Determination of Disability. This Section 4.2 sets forth the procedures governing claims for benefits under the Plan where the Plan Administrator makes a determination of a Disability described in Section 1.1(j)(ii). Claims for benefits by a Claimant pursuant to this Section 4.2 must be made in writing and mailed or delivered to the individual or committee appointed by the Plan Administrator as the “Benefit Claims Board.”

(a)	Notice of Benefit Determination. Within a reasonable period of time, but not more than ten (10) days after receipt of a claim, a decision will be made thereon, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within ten (10) days of the date the claim was filed stating the specific circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than forty (40) days from the date the claim was filed. If no notice of denial is provided as described herein, the Claimant may appeal as though the claim had been denied.

If the Benefit Claims Board denies a claim for benefits under the Plan in whole or in part, it will give written notice thereof to the Claimant, setting forth in a manner calculated to be understood by the Claimant (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional materials or information necessary for the Claimant to perfect the claim, (iv) an explanation of why such material or information is necessary, (v) how and when to appeal the decision, (vi) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse benefit determination, such criterion or a statement that such criterion was relied upon and that a copy of the criterion will be provided free of charge to the Claimant upon request, (vii) the right of a Claimant to submit a claim to arbitration, pursuant to Section 4.3, after completing the appeal process described below, and (viii) the right of the Claimant to bring a civil action under section 502(a) of ERISA after completing the appeal process described below.

Such notice also will explain that, upon written request mailed or delivered to the Plan Administrator within 180 days after such denial, Claimant may have a full and fair review by the Plan Administrator of the decision denying the claim.

(b)	Full and Fair Review of Adverse Benefit Determination. Such review will be conducted by the Plan Administrator in a hearing at his or her office at such time

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	14

as he or she designates. The Plan Administrator will give written notice of such place and time to the Claimant a reasonable time before the hearing. At the hearing, the Claimant may present evidence, examine the evidence against the Claimant, review pertinent documents, submit issues, comments, documents, records or other information to support the Claimant’s rights to benefits (without regard to whether such information was submitted or considered in the initial claim), and make arguments, all in person, in writing, by counsel or any combination thereof. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The review by the Plan Administrator will not afford deference to the Benefit Claims Board. If the adverse benefit determination is based in whole or in part on medical judgment, the Plan Administrator will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted by the Benefit Claims Board or a subordinate of the Plan Administrator. The Claimant will also be provided with the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination. The Plan Administrator may apply such reasonable rules of evidence as he deems appropriate.

(c)	Notice of Benefit Determination on Review. Within a reasonable time after the hearing, not later than ten (10) days after the Plan Administrator receives the request for review (unless, due to unusual circumstances this period is extended by up to thirty (30) additional days if the Claimant is given notice of the extension before the initial ten (10) days has expired), the Plan Administrator will make a decision and give the Claimant written notice thereof, setting forth (i) the specific reasons for the decision, written in a manner calculated to be understood by the Claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, (iv) a statement about the Claimant’s right to submit a claim to arbitration, pursuant to Section 4.3, (v) a statement about the Claimant’s right to bring an action under section 502(a) of ERISA, (vi) if an internal rule, guideline, protocol, or other similar criterion was relied upon, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request, and (vii) the following statement, “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.” The Plan Administrator has discretion to make the decision; therefore the decision of the Plan Administrator shall be final and binding.

4.3	Arbitration. In the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Claim”) arises out of this Plan (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	15

law, that the Employer may have against an Employee or that an Employee may have against the Employer, or any of the Employer’s subsidiaries, or any of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, and is not resolved by the mutual written agreement between the Employee and the Employer, or otherwise, within ten (10) days after notice of determination on review is provided pursuant to Section 4.1 or Section 4.2, as applicable, then, upon the written request of the Employee or the Employer, such dispute or controversy shall be submitted to binding (to the extent provided by ERISA for claims brought pursuant to Section 4.2) arbitration following the exhaustion of the claims procedures described in Section 4.1 and 4.2 above. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or other rules of the AAA as applicable to the claims asserted. If a party refuses to honor its obligations under this Section, the other party may compel arbitration in either federal or state court. The arbitrators shall apply the substantive law of Delaware (excluding Delaware choice-of-law principles that might call for the application of some other state’s law) or federal law, or both as applicable to the claims asserted. The arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability of this Section, including any claim that all or part of the Plan is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto (to the extent provided by ERISA for claims brought pursuant to Section 4.2). Any arbitrators’ award or finding or any judgment or verdict thereon will be final and unappealable (except to the extent an Employee’s Claim is subject to Section 4.2, in which case the Employee may have recourse to section 502(a) of ERISA). All parties agree that venue for arbitration will be in Tarrant County, Texas, and that any arbitration commenced in any other venue will be transferred to Tarrant County, Texas, upon the written request of a party to the arbitration. The prevailing party will be entitled to reimbursement for reasonable attorneys fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by the Employee, one arbitrator will be selected by the Employer, and the two arbitrators so selected will select a third arbitrator; provided that (a) the Employee or the Employer shall use reasonably diligent efforts to select their respective arbitrator within sixty (60) days after a matter is submitted to arbitration and (b) the parties (including arbitrators) shall not be limited to selecting arbitrators from only the AAA’s lists of arbitrators. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The arbitrators may use the AAA rules, but are encouraged to adopt rules the arbitrators deem appropriate to accomplish the arbitration quickly and inexpensively. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) act upon their understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs on the issue prepared by any party, (iii) limit the time for presentation of any party’s case as well as the amount of

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	16

information or number of witnesses to be presented in connection with any hearing (provided that each party shall have the right to call at least three witnesses), and (iv) impose any other rules which the arbitrators believe appropriate to effect a resolution of the claims quickly and inexpensively. The types and amount of discovery shall be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration hearing shall be conducted within sixty (60) days after the selection of the arbitrators. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the majority of the arbitrators will be binding on all parties (except to the extent an Employee’s Claim is subject to Section 4.2, in which case the Employee may have recourse to section 502(a) of ERISA). Arbitrations will be conducted in a manner so that the final decision of the arbitrators will be made and provided to the Employee and the Employer no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this Section, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT BY PARTICIPATING IN THE PLAN, THE EMPLOYEE IS WAIVING ANY RIGHT THAT THE EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL IN CONNECTION WITH, OR RELATING TO, A CLAIM BROUGHT UNDER SECTION 4.1 HEREOF.

ARTICLE V

FUNDING OF THE PLAN

5.1	Source of Benefits. Benefits under the Plan shall be unfunded and shall be provided from the general assets of the Employer.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1	Plan Administration and Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Employee, Beneficiary, deceased Employee, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Employees and any person claiming under or through any Employee, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is an Eligible Employee will not vote or act on any matter pertaining solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by an Employee, a Beneficiary, or the Employer. The Plan

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	17

Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

6.2	Powers, Duties and Procedures, Etc. The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, and may delegate such powers and duties, as it shall determine in its sole discretion.

6.3	Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary, and/or Bonus of Eligible Employees, their employment, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

6.4	Indemnification of Plan Administrator. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any director(s), officer(s), or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator), or to whom any administrative duties with respect to the Plan have been delegated, against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission was performed in good faith.

ARTICLE VII

AMENDMENT AND TERMINATION OF THE PLAN

7.1	Right to Amend. Notwithstanding any provision of any other communication, either oral or written, made by the Employer, by the Plan Administrator, or by any other individual or entity to employees, to any service provider, or to any other individual or entity, the Plan Administrator reserves the absolute and unconditional right to amend the Plan from time to time on behalf of the Employer, including the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist, and the right to amend prospectively or retroactively; provided, however, (a) the Plan may not be amended to decrease benefits payable to Eligible Employees during the Protection Period and (b) no amendment may at any time decrease or diminish in any manner adverse to any then current Eligible Employee any rights or benefits of such Eligible Employee under this Plan without such Eligible Employee’s prior written consent . All amendments to the Plan shall be in writing and executed by a duly authorized representative of the Plan Administrator, and any oral statements or representations made by the Employer, by the Plan Administrator, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by any Employee, Beneficiary, service provider, or other individual or entity.

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	18

7.2	Plan Term. This Plan shall be effective as of its adoption by the Board and shall continue through December 31, 2005, subject to following:

(a)	As of December 31, 2005, and on each December 31 thereafter, the term of the Plan shall automatically be extended for one additional year unless, not later than the preceding November 30, the Employer shall by resolution of the Board provide that the Plan’s term shall not be extended.

(b)	If a Change in Control shall have occurred during the term of the Plan (as it may be extended from time to time), the term of the Plan shall continue until the expiration of the Protection Period and, following an extension in accordance with this Section 7.2(b), no further extensions shall occur under Section 7.2(a). The term of the Plan shall end on the last day of the Protection Period.

(c)	Expiration of the term of the Plan shall not affect the ability of Eligible Employee’s or the Employer to enforce their rights under the terms of this Plan with respect to benefits to which they become entitled prior to the expiration of the term of this Plan.

7.3	Effect of Termination. If the Plan is terminated, each Eligible Employee shall have no further rights hereunder, and the Employer shall have no further obligations hereunder, except as otherwise specifically provided under the terms of the Plan; provided, however, that no termination shall diminish any vested accrued benefits arising from incurred but unpaid claims of Eligible Employee or Beneficiaries existing prior to the effective date of such termination.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1	Nondisparagement. In return for consideration due to an Employee under the Plan, each Employee agrees that he shall be prohibited from disparaging the Employer, the Board, the Employer’s executives, its employees and its products or services during his period of employment and thereafter. Similarly, the Employer is prohibited from disparaging the Employee during his period of employment and thereafter. For purposes of this Section, disparagement does not include (a) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (b) statements in response to an inquiry from a court or regulatory body, and (c) statements or comments in rebuttal of media stories or alleged media stories. The violation of this Section shall entitle the Employer or Employee, as applicable, to complete relief from such violation including, but not limited to, injunctive relief, damages as determined by an arbitrator, a termination of payments pursuant to the Plan and a return of all payments paid pursuant to the Plan.

8.2	No Guarantee of Employment. Nothing herein shall alter the presumption of employment at will. Nothing herein shall be construed to be a contract between the

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	19

Employer and an Employee, or to be consideration for or an inducement of the employment of any individual by the Employer. Nothing herein shall grant any Employee the right to be retained in the service of the Employer or limit in any way the right of the Employer to discharge or terminate the service of any Employee at any time, without regard to the effect such discharge or termination may have on any rights under the Plan.

8.3	Payments to Minors and Incompetents. If an Eligible Employee or beneficiary entitled to receive any benefits under the Plan is a minor, is determined by the Plan Administrator to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for benefits provided under the Plan, the Plan Administrator may pay such benefits to the duly appointed guardian or conservator of such person or to any third party who is authorized (as determined by the Plan Administrator) to receive any benefit under the Plan for the Eligible Employee or Beneficiary. Such payment shall fully discharge all liabilities and obligations of the Plan Administrator under the Plan with respect to such benefits.

8.4	No Vested Right to Benefits. No Eligible Employee, nor anyone claiming a benefit through such Eligible Employee, shall have any right to or interest in any benefits hereunder, except as specifically provided herein.

8.5	Non-alienation of Benefits. Except as the Plan Administrator may otherwise permit by rule or regulation, no interest in or benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt by an Employee to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void and of no effect; nor shall any interest in or benefit payable under the Plan be in any way subject to any legal or equitable process, including garnishment, attachment, levy, seizure, or lien. This provision shall be construed to provide each Employee, or other person claiming any interest or benefit in the Plan through an Employee, with the maximum protection afforded such Employee’s interest in the Plan (and benefits thereunder) by law against alienation or encumbrance and against any legal and equitable process, including garnishment, attachment, levy, seizure, or lien.

8.6	Jurisdiction. Except to the extent ERISA or any other federal law applies to the Plan and preempts state law, the Plan shall be construed, enforced, and administered according to the laws of the State of Texas without regard to its choice of law principles.

8.7	Severability. If any provision of the Plan is held illegal, invalid, or unenforceable for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

8.8	Withholding. The Employer may withhold from any amounts payable under this Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Employer may also withhold from such amounts any loans or other amounts due to the Employer by the Employee.

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	20

8.9	Overpayment. If, due to mistake or for any other reason, a Person receives benefits under the Plan in excess of what the Plan provides, that Person shall repay the overpayment to the Employer in a lump sum within thirty (30) days of notice of the amount of overpayment. If that Person fails to repay the overpayment, then without limiting any other remedies available to the Employer, the Employer may deduct the amount, to the extent allowable by law, of the overpayment from any other amounts payable to the Person. No benefit shall be payable under both the Plan and any other change in control plan or arrangement in effect prior to the adoption of the Plan. It is intended that the Plan will supercede any change in control plans or arrangements in effect prior to the adoption of the Plan.

8.10	Successors.

(a)	This Plan shall be binding upon, and inure to the benefit of, the Employer, Employees, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

(b)	The Employer will require any successor (whether direct or indirect, by purchase of securities, merger, consolidation, sale of assets, or otherwise), to all or substantially all of the business or assets of the Employer, to expressly assume the Plan and to agree to perform under this Plan in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall entitle Eligible Employees to compensation from the Employer in the same amount and on the same terms as they would be entitled to hereunder if they incurred an Involuntarily Termination of Employment immediately following a Change in Control.

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN	21

Exhibit 10.2

RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT

[Date]

[Name

]

          Re: Participation Agreement under the Range Resources Corporation Executive Change In Control Severance Benefit Plan

Dear [Name]:

          The board of directors (the “Board”) of Range Resources Corporation (the “Company”) has adopted the Range Resources Corporation Executive Change in Control Severance Benefit Plan (the “Plan”) for a select group of management or highly compensated employees of the Company. You have been selected by the Compensation Committee of the Board to participate in the Plan. A copy of the Plan is being furnished to you concurrently with this Participation Agreement (the “Agreement”) and shall be deemed a part of this Agreement as if fully set forth herein.

          Your “benefit multiple” for purposes of Sections 3.1(a) and (b) of the Plan is _________.

          By executing this Agreement, you indicate that you have read, understood and agree to the terms of the Plan, including, but not limited to, Section 3.3 (regarding a general release, in the form acceptable to the Company, to be executed by you) and Section 8.1 (regarding nondisparagement). If you do not execute and return a copy of this Agreement to the Company, within twenty (20) days of the date indicated above, indicating your acceptance of the terms and conditions of the Plan, you will not be eligible to receive benefits thereunder.

RANGE RESOURCES CORPORATION
By:
	Name:	Rodney L. Waller
	Title:	Senior Vice President

ACCEPTED:

[Name of Recipient]

Date: